Exhibit 10.1

NUANCE COMMUNICATIONS, INC.

TRANSITION AND SEVERANCE AGREEMENT

This Transition and Severance Agreement (“Agreement”) is entered into by and between Earl H. Devanny, III (“Executive”) and Nuance Communications, Inc. (“Company”) (collectively referred to herein as the “Parties”), effective as of the latest date set forth on the signature page(s) hereto (the “Effective Date”).

RECITALS

WHEREAS, Executive is employed as the President and General Manager of the Company’s Healthcare Division.

WHEREAS, Executive entered into an offer letter with the Company dated April 2, 2014 (the “Offer Letter”), the Company’s standard Confidential Information, Inventions and Noncompetition Agreement (the “Confidentiality Agreement”) and a Change of Control and Severance Agreement dated April 14, 2014 with the Company (the “Severance Agreement,” and together with the Offer Letter and the Confidentiality Agreement, the “Employment Documents”).

WHEREAS, the Company has granted to Executive the equity awards listed on Exhibit A (the “Equity Awards”).

WHEREAS, effective August 31, 2016 (the “Termination Date”) the Executive will cease being an employee and providing services as President and General Manager of the Company’s Healthcare Division.

WHEREAS, effective September 1, 2016 through December 31, 2016 (the “Advisory Period”) the Company desires to retain Executive as an advisor to provide services to the Company on a reasonable as needed basis. In consideration for these services, Executive will be entitled to the equity outlined in Section 1(c)(i)(2) below.

WHEREAS, if Executive remains employed through August 31, 2016 (the “Termination Date”) then Executive will be entitled to the severance benefits set forth in Section 2 below.

NOW THEREFORE, in consideration of the promises made herein, the Parties hereby agree as follows:

AGREEMENT

1. Advisory Period; Termination Date.

(a) Advisory Period Role. During the Advisory Period, Executive will be available to the Company in an advisory role on an as needed basis. If Executive accepts other employment during this period, which he may elect to do, Executive must notify the Company and as such the Company retains the right to cancel the advisory services engagement and pro-rate the payment identified in Section (c)(i)(2) below, but the remaining portions of this Agreement will remain effective.

(b) Termination Date. Executive’s termination date will occur on the August 31, 2016. Except as required by COBRA and similar laws, Executive’s participation in the Company’s employee and fringe benefit plans will cease on the Termination Date.

(c) Compensation for Advisory Role. In exchange for Executive serving as an advisor to the Company, the Company will modify Executive’s outstanding Equity Awards1 as follows:

(i) The Company will modify a portion of Executive’s outstanding restricted stock unit award granted under award #027232 with respect to the 66,666 shares scheduled to vest at the end of Fiscal Year 2016 such that 33,750 of these shares will vest and release in accordance with the following schedule:

(1) 18,750 will vest and release on November 15, 2016; and

(2) 15,000 will vest and release on December 31, 2016.

(ii) The Company will also modify Executive’s outstanding restricted stock unit award granted under award #027232 with respect to the 33,334 shares scheduled to time vest at the end of Fiscal Year 2017 such that 28,125 of these shares will vest at the end of the Advisory Period and the shares will be released to Executive in accordance with the following schedule:

(1) 18,750 will be released on February 15, 2017; and

(2) 9,375 will be released on May 15, 2017.

(iii) The Company will also modify Executive’s outstanding restricted stock unit award granted under award #027233 with respect to the 33,334 shares scheduled to vest based on the outcome of the Fiscal Year 2017 performance targets to be established by the Compensation Committee, such that 28,125 of these shares will vest at the end of the Advisory Period and the shares will be released to Executive in accordance with the following schedule:

(1) 9,375 will be released on May 15, 2017; and

(2) 18,750 will be released on August 15, 2017.

Any right to the remaining 38,125 shares subject to award #027232; the remaining 71,875 shares subject to award #027233; and the remaining 16,500 shares under the potential overachievement award granted on December 30, 2015 will terminate as of the Effective Date.

[1]	All share numbers set forth in this section are reflected on a gross, pre-tax basis. The actual number of shares issued at each issuance will be reduced by a number of shares with a then-current fair market value equal to the withholding taxes applicable to the issuances.

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2. Severance. Provided Executive remains employed with the Company through the Termination Date, Executive’s employment will be deemed terminated without “Cause” (as defined in the Severance Agreement) as of the Termination Date, and Executive shall receive the following from the Company:

(a) A lump sum severance payment equal to one hundred percent (100%) of Executive’s annual base salary as in effect immediately prior to the Termination Date.

(b) Provided that Executive makes a timely election, for one year from the Termination Date the Company will pay directly on Executive’s behalf the premiums (at the coverage levels in effect immediately prior to Executive’s termination) continuation coverage under the terms of the Company’s medical benefit plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for Executive and/or Executive’s eligible dependents.

(c) If Executive remains eligible for COBRA coverage at the expiration of the one-year period provided in Section 2(b), then the Company will continue such benefit for an additional period ending on December 31, 2017 subject to Executive remaining eligible for such coverage.

3. Conditions.

(a) The vesting and release of equity provided in Section 1(c) is conditioned on (i) Executive executing a Release Agreement in the form attached hereto as Exhibit C (the “Release Agreement”) and such Release Agreement having become irrevocable, (ii) Executive having provided advisory services through the end of the Advisory Period or until such earlier time as the Company has terminated the advisory services engagement, as provided in Section 1(a), and (iii) Executive having been in continuous compliance with this agreement with the Release Agreement through each indicated date.

(b) The severance benefits provided in Section 2 are conditioned on Executive executing a Release Agreement and such Release Agreement having become irrevocable.

(c) In the event the Executive (i) violates this Agreement (including the agreements set forth in Exhibit B), (ii) violates the Release Agreement, or (iii) asserts claims covered by the Release Agreement, in each case at any time before December 31, 2017, the Company reserves the right to recover, and Executive agrees to immediately forfeit and transfer to the Company at its request without consideration, (X) any shares of Company Common Stock acquired due to the vesting of Executive’s Equity Awards after the Effective Date of this agreement and (Y) severance paid to Executive as defined under this agreement.

4. Confirmation of Covenants. Executive hereby reaffirms and agrees to abide by the covenants and agreements set forth in Exhibit B hereto.

5. Successors; Binding Agreement. This Agreement is binding upon and shall inure to the benefit of the Parties and their respective heirs, executors, administrators, agents, successors and assigns.

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6. Notices. Any notice, report or other communication required or permitted to be given hereunder shall be in writing to both Parties and shall be deemed given (i) on the date of delivery, if delivered, (ii) one (1) day after being sent by a well-established commercial overnight service, or (iii) or three days after mailing, if mailed first-class mail, postage prepaid. In the case of the Executive, mailed notices will be addressed to the address last provided by Executive to Company. If to the Company, mailed notice will be addressed to its corporate headquarters, and all notices will be directed to the Chief Executive Officer and General Counsel of the Company.

7. Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

8. Severability. If any provision in this Agreement is for any reason held to be unenforceable, it shall not affect the enforceability of the remaining provisions and the remaining provisions shall be enforced to the extent permitted by law.

9. Governing Law. This Agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions.

10. Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

11. Amendment. This Agreement shall be binding upon the Parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the Parties.

12. Termination of Prior Agreements; Entire Agreement. On the Effective Date, the Employment Documents are hereby terminated, and the Equity awards are modified as provided herein. This Agreement, along with the Equity Awards, as modified by this Agreement, represent the entire agreement and understanding between the Parties as to the subject matter herein and supersede all prior or contemporaneous offers or agreements whether written or oral, with Executive. In the event of a conflict between the terms of this Agreement and the terms of any of the Employment Documents, the terms of this Agreement will take precedence.

[Signature page follows.]

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IN WITNESS WHEREOF, the Parties have executed this Transition and Severance Agreement on the respective dates set forth below.

NUANCE COMMUNICATIONS, INC.

Dated: August 31, 2016	By	Dawn Howarth, SVP

I UNDERSTAND THAT THIS AGREEMENT AFFECTS IMPORTANT RIGHTS. BY SIGNING BELOW I CERTIFY THAT I HAVE BEEN REPRESENTED BY INDEPENDENT COUNSEL OF MY CHOICE IN CONNECTION WITH THIS AGREEMENT AND ITS EXHIBITS, HAVE READ THEM CAREFULLY AND AM SATISFIED THAT I UNDERSTAND THEM COMPLETELY.

Dated: August 31, 2016	/s/ Earl H. Devanny, III
Earl H. Devanny, III, an individual

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Exhibit A

Summary of Outstanding Equity Awards

Award #	Award Type	# of shares remaining under awards	Vesting Date/ Conditions
02732	Time-based RSU	66,666 33,334	9/30/2016 9/30/2017
02733	Performance-based RSU	66,666 33,334	FY16 goals FY17 goals
December 30, 2015 Overachievement Shares	Performance-based RSU for overachievement of goals	16,500	FY16 goals

Exhibit B

CONFIDENTIAL INFORMATION, INVENTIONS AND NONCOMPETITION PROVISIONS

1. Best Efforts and Avoidance of Conflicts of Interest. During my employment with Nuance, I will devote my best efforts, attention, energies and skills to the performance of those job duties and responsibilities assigned to me by Nuance. I further agree that I will devote my best efforts to the interests of Nuance and will not engage in any other employment or activity which may (a) interfere with the performance of any job duties and responsibilities assigned to me by Nuance, (b) create a conflict of interest, or (c) be competitive with the business activities, products or services of Nuance.

2. Confidential Business Information. I understand that in the course of my employment with Nuance I will produce, have access to, be entrusted or become acquainted with various confidential, trade secret and/or proprietary information of Nuance and/or its current and proposed customers and business partners (all of which is hereinafter referred to as “Confidential Business Information”). By way of illustration only, and not limitation, Confidential Business Information includes nonpublic information regarding (a) marketing strategies, programs, plans and methods; (b) pricing policies, product strategies, and methods of operation and other business methods; (c) customer lists, customer identification, customer prospects, prospective leads or target accounts, and other basic customer information; (d) technical data, specifications, designs, concepts, discoveries, improvements, product plans, research and development information, formulas, compilations, programs, methods, techniques, inventions, devices, systems, and techniques; (e) expansion plans, management policies and other business policies and strategies, (f) business forecasts, financial data, costs, sales and revenue reports, and any analyses not publicly disclosed; (g) employment lists, salary information and other information regarding employees, agents, representatives, consultants and independent contractors of Nuance; (h) computer programs and software, computer source code, integrated computer systems and data, and internal procedures and forms; (i) lists of Nuance’s vendors and suppliers and terms of service contracts; and (j) other information which enables Nuance and/or its current and proposed customers and business partners to compete successfully. I agree:

(a) to use Confidential Business Information only in the performance of my duties for Nuance;

(b) to hold and retain Confidential Business Information in confidence and trust for the benefit of Nuance; and

(c) to use all reasonable precautions to assure that Confidential Business Information is not disclosed to unauthorized persons or used in an unauthorized manner, both during and after my employment with Nuance.

3. Disclosure and Assignment of Inventions. If at any time during my employment with Nuance or within one year of the termination of my employment with Nuance, I (either alone or with others) make, conceive, discover or reduce to practice any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, secret or other intellectual property whatsoever or any interest therein (whether or not patentable or protectable under copyright or similar statutes or subject to analogous protection) (hereinafter called “Developments”) that result, directly or indirectly, from knowledge of or access to Nuance’s Confidential Business Information and (a) relate to the business of Nuance or any of the products or services being researched, developed, manufactured or sold by Nuance; (b) result, directly or indirectly, from tasks, duties and/or responsibilities assigned to me by Nuance; or (c) result, directly or indirectly, from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by Nuance, (collectively, “Nuance-Related Developments”), such Nuance-Related Developments and the benefits thereof shall be considered “work made for hire,” as defined in 17 U.S.C. § 101, and shall immediately become the sole and absolute property of Nuance and its assigns. I agree to immediately disclose to Nuance (or any persons designated by it) each Development created, made, conceived or reduced to practice by me (alone or jointly with others) or under my direction during the period of my employment, and communicate to Nuance, without cost or delay, and without publishing the same, all available information relating thereto (with all necessary or desirable documentation and models).

If any of the Nuance-Related Developments may not, by operation of law or otherwise, be considered a “work made for hire” by me for Nuance, or if ownership of all right, title, and interest of the intellectual property rights therein or related thereto shall not otherwise vest exclusively in Nuance, I hereby assign to Nuance, and upon the future creation thereof automatically assign to Nuance, without further consideration, the ownership of all of my rights, title and interest in such Nuance-Related Developments and all intellectual property rights therein or related thereto. I understand and agree that Nuance shall have the right to obtain and hold in its own name copyrights, patents, registrations, and any other protection available in the Nuance-Related Developments. I agree during the term of my employment and at any time thereafter, at the request and cost of Nuance, to sign, execute, make and do all such deeds, documents, acts and things as Nuance may reasonably require to perfect and protect all interests throughout the world in Nuance-Related Developments and/or all intellectual property rights therein or related thereto.

In the event Nuance is unable, after reasonable effort, to secure my signature on any papers that Nuance deems necessary or desirable in order to protect its rights or interests in Nuance-Related Developments (including, without limitation, copyright applications, patent applications, declarations, oaths, assignments of priority rights, and powers of attorney), whether because of my physical or mental incapacity or for any other reason whatsoever, I hereby irrevocably designate and appoint Nuance and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and on my behalf and stead to execute and file any such application(s) and to do all other lawfully permitted acts to further the prosecution and issuance of any intellectual property rights (including without limitation, patents, copyrights and other analogous protection) relating to any Nuance-Related Developments with the same legal force and effect as if executed by me.

4. Respect for Rights of Former Employers. I represent and warrant that I am not under any contract, agreement or restrictive covenant, and have not previously executed any documents with any other person, firm, association, or corporation, that will, in any manner, prevent me from performing any of the job duties and responsibilities that may be assigned to me from time to time by Nuance. I also represent and warrant that I will not bring and have not brought with me to Nuance and that I will not use in the course and scope of my employment with Nuance any confidential, proprietary and/or trade secret materials, documents or information that I obtained from a former employer or other individual or entity, without the express written authorization of the pertinent former employer or other individual or entity. I further represent and warrant that, during my employment with Nuance, I will not breach any obligation or duty not to disclose or use any confidential information that I may owe to any former employer or other individual or entity, and I agree to fulfill and comply with any and all such obligations and duties during my employment by Nuance.

5. Work Product. The product of all work performed by me during and within the scope of my Nuance employment including, without limitation, any files, presentations, reports, documents, drawings, computer programs, devices and models, will be the sole property of Nuance. I understand that Nuance has the sole right to use, sell, license, publish or otherwise disseminate or transfer rights in such work product.

6. Nuance Property. I will not remove any Nuance property (tangible or intangible and including without limitation Confidential Business Information) from Nuance premises without Nuance’s express permission. Upon termination of my employment with Nuance, I will immediately return all Nuance property unless I obtain Nuance’s written permission to keep it.

7. Restriction on Post-Employment Activities. I understand that an agreement not to disclose or use Nuance’s Confidential Business Information or Nuance-Related Developments after my employment by Nuance ends would be inadequate, standing alone, to protect Nuance’s legitimate business interests because some activities by a former employee who had held a position like mine would, by their nature, compromise such Confidential Business Information and Nuance-Related Developments as well as the goodwill and customer relationships that Nuance will pay me to develop for it during my employment by Nuance. I recognize that activities that violate Nuance’s rights in this regard, whether or not intentional, are likely to be undetectable by Nuance until it is too late to obtain any effective remedy, and that such activities will cause irreparable injury to Nuance. To prevent this kind of irreparable harm, I agree that for a period ending on December 21, 2017, I will abide by the following Protective Covenants:

(a) No Conflicting Business Activities. I will not provide services to a Competitor in any role or position (as an employee, consultant, or otherwise) that would involve Conflicting Business Activities;

(b) No Solicitation of Customers. I will not (in person or through assistance to others) knowingly participate in soliciting or communicating with any customer of Nuance in pursuit of a Competing Line of Business if I either had business-related contact with that customer or received Confidential Business Information about that customer in the last two years of my employment at Nuance;

(c) No Solicitation of Nuance Employees. I will not (in person or through assistance to others) knowingly participate in soliciting or communicating with a Nuance Employee for the purpose of persuading or helping the Nuance Employee to end or reduce his or her employment relationship with Nuance; and

(d) No Solicitation of Nuance Suppliers or Nuance Partners. I will not (in person or through assistance to others) knowingly participate in soliciting or communicating with a Nuance Supplier or Nuance Partner for the purpose of persuading or helping the Nuance Supplier or Nuance Partner to end or modify to Nuance’s detriment an existing business relationship with Nuance if I either worked with the Nuance Supplier or Nuance Partner or received Confidential Business Information about that Nuance Supplier or Nuance Partner in the last two years of my employment with Nuance.

(e) Definitions. As used herein:

“Competitor” means an individual, corporation, other business entity or separately operated business unit of an entity that engages in a Competing Line of Business.

“Competing Line of Business” means a business that involves a product or service offered or under development by anyone other than Nuance that would replace or compete with any product or service offered, to be offered, or under development by Nuance with which I had involvement while employed by Nuance (unless Nuance is no longer engaged in or planning to engage in that line of business).

“Conflicting Business Activities” means job duties or other business-related activities in the United States or in any other country where Nuance does business, if such job duties or business-related activities (i) are the same as or similar to the job duties or business-related activities in which I participate while employed by Nuance or (ii) otherwise could put Nuance’s Confidential Business Information at risk.

“Nuance Employee” means an individual employed by or retained as a consultant to Nuance or its subsidiaries.

“Nuance Supplier” means an individual, corporation, other business entity or separately operated business unit of an entity that regularly provides goods or services to Nuance.

“Nuance Partner” means any individual, corporation, other business entity or separately operated business unit of an entity that assists Nuance in selling its products or services as a distributor or otherwise, or has entered a formal business relationship with Nuance for the purpose of advancing Nuance business interests.

The foregoing restrictions on post-employment activities stated in this Section 7 are expressly provided herein to avoid any future misunderstanding and/or dispute between myself and Nuance regarding specific restrictions on my post-employment conduct. I acknowledge that these restrictions are reasonable, necessary and enforceable to protect Nuance’s Confidential Business Information, Nuance-Related Developments, good will, and other legitimate business interests. Among other interests, this Agreement is intended to provide mutual understanding, certainty and predictability for both me and Nuance regarding enforceable boundaries on my future conduct.

8. Notice of Post-Employment Activities. If I accept a position with a Competitor as defined in Section 7(e) “(Definitions”) at any time within twelve months following termination of my employment with Nuance, I will promptly give written notice to Nuance and will provide Nuance with the information it needs about my new position to determine whether such position would likely lead to a violation of this Agreement (except that I need not provide any information that would include the Competitor’s trade secrets).

9. Remedies for Violation of Agreement. I recognize that any violation of my obligations set forth in Sections 1, 2, 3 or 7 of this Agreement will cause irreparable harm to Nuance, the full amount of which will be impossible to estimate or determine and which cannot be adequately compensated. I understand that Nuance will be entitled to a restraining order, preliminary and/or permanent injunction, or other equitable relief from any court of competent jurisdiction to enforce this Agreement in the event of an actual, potential or threatened breach of Sections 1, 2, 3 or 7. If I am found to have violated any restrictions in the Protective Covenants set forth in Section 7, then the time period for such restrictions will be extended by one day for each day that I am found to have violated them, up to a maximum extension equal to the time period originally prescribed for the restrictions. I understand that, without regard to whether Nuance seeks or is granted any equitable relief, Nuance will not be prejudiced in its right to seek and be awarded damages for any breach of my obligations under Sections 1, 2, 3 or 7 of this Agreement. I also understand that, if any action at law or equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to its reasonable attorneys’ fees and costs, in addition to any other relief to which it may be entitled.

10. Amendment or Modification. This Agreement may not be changed or amended except in writing signed by myself and Nuance.

11. Survival of Agreement and Assignment by Nuance. I understand that my obligations under this Agreement will continue in accordance with its express terms regardless of any changes in my title, position, duties, geographic location, salary, compensation or benefits or other terms and conditions of employment. I further understand that my obligations under this Agreement will continue following the termination of my employment, regardless of the reason for such termination, and that Section 3 (“Disclosure and Assignment of Inventions”) and Section 5 (“Work Product”) will be binding upon my heirs, executors and administrators. Nuance will have the right to assign this Agreement to its affiliates, successors and assigns. I expressly consent to be bound by the provisions of this Agreement for the benefit of Nuance or any parent, subsidiary or affiliate to whose employ I may be transferred without the necessity that this Agreement be resigned at the time of such transfer.

12. Waiver. The waiver by Nuance of any breach of any provision of this Agreement shall not be construed as a waiver of any other breach of such provision or the breach of any other provision contained in this Agreement.

13. Governing Law. I understand that this Agreement will be governed by, construed and enforced in accordance with the laws of the Commonwealth of Massachusetts, where Nuance’s corporate headquarters are located, without regard to its principles of conflict of laws. I agree that any action, suit or proceeding, including but not limited to any proceeding for injunctive or declaratory relief, arising out of this Agreement, shall be initiated only in the state or federal courts located in the Commonwealth of Massachusetts, and I waive any objection (including objections regarding lack of personal jurisdiction and objection to the convenience of the forum) that I may now or hereafter have to such venue or jurisdiction in any action, suit or proceeding brought in any State or federal court located in the Commonwealth of Massachusetts. I hereby specifically consent to appear in the state and federal courts of the Commonwealth of Massachusetts and agree that this Agreement as well as such other contact I have had with the Commonwealth of Massachusetts is sufficient to provide me with notice that the state or federal courts located in the Commonwealth of Massachusetts, will be the forum for any action, suit or proceeding arising out of this Agreement.

14. Severability. In case any provisions (or portions thereof) contained in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with applicable law.

15. Prior Agreements. This Agreement shall supersede and replace any and all prior Proprietary Information, Inventions, and Noncompetition Agreements, or any prior agreement covering the same subject matter of this Agreement, which I previously executed with Nuance.

16. Notices. All notices, requests, demands, claims and other communications made pursuant to or required by this Agreement shall be in writing and shall be deemed complete if delivered by certified or registered mail, guaranteed overnight delivery, (or to such other addresses which Nuance or I shall designate in writing from time to time):

Nuance Communications, Inc.

One Wayside Road

Burlington, MA 01803

Attention: Human Resources Department

Employee – At address on record with Company or such other address as Employee has provided by written notice to the Company at the address above.

Exhibit C

Form of Release Agreement

This Release of Claims (“Agreement”) is made by and between Nuance Communications, Inc. (the “Company”) and Earl H. Devanny, III, an individual (“Executive”). The Company and Executive are sometimes referred to collectively as the “Parties” and individually as a “Party.”

WHEREAS, Executive has agreed to enter this agreement whereby Executive will release any and all claims Executive may have against the Company in connection with the Company and Executive entering into that certain Transition and Severance Agreement dated August         , 2016 (the “Transition Agreement”).

NOW THEREFORE, in consideration of the mutual promises made herein, the Parties hereby agree as follows:

1. Termination. Executive’s employment from the Company terminated on August 31, 2016 (the “Termination Date”).

2. Return of Company Property. Within ten (10) days of the Separation Date, Executive agrees to return to the Company all Company documents (and all copies thereof) and other Company property which Executive has in possession, including, but not limited to, files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information; tangible property, including, but not limited to, computers, Blackberries and cellphones; customer information; credit cards; entry cards; identification badges and keys; and, any materials of any kind which contain or embody any Company Proprietary Information (as defined below) and all reproductions thereof. In addition, Executive agrees to return to the Company and then to destroy any Company documents that Executive has in electronic form stored on any computing devices owned by Executive or over which Executive has control.

3. Continuing Post-Employment Obligations.

(a) Confidential Information. Executive shall continue to maintain the confidentiality of all confidential and proprietary information of the Company and shall continue to comply with the proprietary information terms and conditions set forth in Exhibit B to the Transition Agreement. Executive agrees that the above reaffirmation of the confidentiality and proprietary information covenants shall constitute a new and separately enforceable agreement, entered and effective as of the Effective Date, to abide by such covenants.

(b) Restrictions on Post-Employment Activities. Executive shall continue comply with the restrictions on post-employment activities set forth in Exhibit B to the Transition Agreement. Executive agrees that the above reaffirmation of the restrictions on post-employment activities shall constitute a new and separately enforceable agreement, entered and effective as of the Effective Date, to abide by such restrictions.

(c) Executive acknowledges and agrees that the severance benefits and equity award modifications described in the Transition Agreement constitute benefits to which Executive is not entitled absent the execution and delivery of the Transition Agreement and this Agreement and Executive acknowledges that benefits represent fair and reasonable consideration for the continuing post-employment obligations set forth in this Section 3.

4. Payment of Salary and Receipt of All Benefits. Executive acknowledges and represents that, other than the severance and benefits to be paid as set forth in the Transition Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation, premiums, leaves, relocation costs, interest, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Executive.

5. 409A. The provisions of the Transition Agreement are intended to comply with, or be exempt from, the requirements of Section 409A so that none of the severance payments, advisory compensation or benefits to be provided thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to so comply. In no event will the Company reimburse Executive for any taxes or other costs that may be imposed on Executive as a result of Section 409A and any claims therefor shall be deemed included within the scope claims subject to the release in Section 7.

6. Non-disparagement. In exchange for the severance pay and other consideration under the Transition Agreement to which Executive would not otherwise be entitled, Executive agrees not to disparage the Company, the Company’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or the Company’s business, business reputation or personal reputation. Nothing in this Agreement shall prevent either Executive or the Company employees who are aware of the existence of this Agreement from responding accurately and fully to any question, inquiry or request for information when required by legal process. Similarly, the Company agrees not to disparage the Executive in any manner likely to harm the Executive.

7. Release of Claims. Executive agrees that the consideration to be paid in accordance with the terms of the Transition Agreement represents settlement in full of all outstanding obligations owed to Executive by the Company. Executive, on behalf of himself, and his respective heirs, family members, executors and assigns, hereby fully and forever releases the Company and its past, present and future officers, agents, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, parents, predecessor and successor corporations and assigns (collectively, the “Releasees”) from, and agrees not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings concerning any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation,

(a) any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship;

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(b) any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c) any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(d) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, the California Family Rights Act; the California Labor Code, the California Workers’ Compensation Act, the California Fair Employment and Housing Act, Massachusetts Law Prohibiting Unlawful Discrimination, as amended, Mass. Gen. Laws ch. 151B, § 1 et seq., Massachusetts Discriminatory Wage Rates Penalized Law (Massachusetts Equal Pay Law), as amended, Mass. Gen. Laws ch. 149, § 105A et seq., Massachusetts Right to be Free from Sexual Harassment Law, Mass. Gen. Laws ch. 214, § 1C, Massachusetts Discrimination Against Certain Persons on Account of Age Law, Mass. Gen. Laws ch. 149, § 24A et seq., Massachusetts Equal Rights Law, Mass. Gen. Laws ch. 93, § 102 et seq., Massachusetts Violation of Constitutional Rights Law, Mass. Gen. Laws ch. 12, § 11I, Massachusetts Family and Medical Leave Law, Mass. Gen. Laws ch. 149, § 52D; and the Massachusetts Wage Act, Mass. Gen. Laws ch. 149, § 148, et seq.;

(e) any and all claims for violation of the federal, or any state, constitution;

(f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

(g) any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations of the Company under the Severance Agreement. Nothing in this Agreement waives Executive’s rights to indemnification or any payments under any insurance policy, if any, provided by any act or agreement of the Company, state or federal law or policy of insurance or any indemnification rights Executive is entitled to as an officer of the Company under its Bylaws.

8. Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges that Executive is waiving and releasing any rights he or she may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary.

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Executive and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Executive acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that Executive has been advised by this writing that (a) Executive should consult with an attorney prior to executing this Agreement; (b) Executive has at least twenty-one (21) days within which to consider this Agreement; (c) Executive has seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; (d) this Agreement shall not be effective until the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law. Any revocation should be in writing and delivered to the General Counsel at the Company by close of business on the seventh day from the date that Executive signs this Agreement. In the event Executive signs this Agreement and returns it to the Company in less than the 21-day period identified above, Executive hereby acknowledges that he/she has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. The parties agree that changes, whether material or immaterial, do not restart the running of the 21-day period.

9. No Pending or Future Lawsuits. Executive represents that he or she has no lawsuits, claims, or actions pending in her name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein. Executive also represents that Executive does not intend to bring any claims on his/her own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein.

10. No Cooperation. Executive agrees that he or she will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement.

11. No Interference with Law Enforcement. Nothing in this Agreement is intended to affect or in any way limit Executive’s right to file a charge, claim, or complaint with any administrative agency of any state or the federal government nor to make a whistleblower report to any government agency. Likewise, nothing in this Agreement is intended to affect or in any way limit Executive’s right to participate and/or cooperate in any investigation by any such agency. Executive does, however, waive his rights to any monetary recovery in connection with any charge or claim filed by or with any administrative agency, on Executive’s behalf, or on behalf of a group or class in which Executive is, or is eligible to be, a member.

12. No Admission of Liability. Executive understands and acknowledges that this Agreement constitutes a compromise and settlement of disputed claims. No action taken by the Company, either previously or in connection with this Agreement shall be deemed or construed to be (a) an admission of the truth or falsity of any claims heretofore made or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to the Executive or to any third party.

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13. Costs. The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement.

14. Authority. Executive represents and warrants that Executive has the capacity to act on his or her own behalf and on behalf of all who might claim through Executive to bind them to the terms and conditions of this Agreement.

15. No Representations. Executive represents that Executive has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither Party has relied upon any representations or statements made by the other Party hereto which are not specifically set forth in this Agreement.

16. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

17. Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

18. Entire Agreement. This Agreement, along with the Transition Agreement and the Confidentiality Agreement, represents the entire agreement and understanding between the Company and Executive concerning Executive’s separation from the Company.

19. No Oral Modification. This Agreement may only be amended in writing signed by Executive and the Chief Executive Officer of the Company.

20. Governing Law. This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the Commonwealth of Massachusetts. Executive consents to personal and exclusive jurisdiction and venue in the Commonwealth of Massachusetts.

21. Effective Date. This Agreement is effective eight (8) days after it has been signed by both Executive, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”).

22. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

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23. Voluntary Execution of Agreement. Executive understands and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and other persons referenced herein. Executive acknowledges that he is knowingly and voluntarily waiving and releasing any rights he may have under the ADEA, as amended. Executive also acknowledge that the consideration given for this waiver and release is in addition to anything of value to which he is already entitled. Executive further acknowledges that:

(a) Executive has read this and is fully aware of the legal and binding effect of this Agreement Agreement;

(b) Executive has been advised that he should consult with an attorney and Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Executive’s own choosing;

(c) Executive understands the terms and consequences of this Agreement and of the releases it contains;

(d) Executive has twenty-one (21) days to consider this Agreement (although Executive may choose to voluntarily execute this Agreement earlier);

(e) Nothing in this Agreement prevents or precludes you from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law; and

(f) Executive has seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and this Agreement shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Agreement is executed by him, provided that the Company has also executed this Agreement by that date.

*    *    *

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Nuance Communications, Inc.

Dated: , 2016	By

Dated: , 2016	By
Earl H. Devanny, III, an individual

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